Exhibit 3.786

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 04:30 PM 03/15/2002 020175568 — 3126856
CERTIFICATE OF FORMATION
OF
Republic Services of Georgia GP, LLC
1.	The name of the limited liability company is Republic Services of Georgia GP, LLC.

2.	The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Republic Services of Georgia GP, LLC this 15th day of March, 2002.

/s/ David A. Barclay

David A. Barclay, Organizer

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 04:30 PM 03/15/2002 020175568 — 3126856
CERTIFICATE OF CONVERSION
FROM A CORPORATION TO A LIMITED LIABILITY COMPANY
PURSUANT TO SECTION 266 OF THE DELAWARE GENERAL
CORPORATION LAW
     1. The name of the corporation is Republic Services of Georgia GP, Inc.
     2. The date on which the original Certificate of Incorporation was filed with the Secretary of State is November 16,1999.
     3. The name of the limited liability company into which the corporation is herein being converted is Republic Services of Georgia GP, LLC.
     4. The conversion has been approved in accordance with the provisions of Section 266.
Dated: March 15, 2002

By:	/s/ David A. Barclay Authorized Officer

Name:	David A. Barclay, Vice President & Secretary

Print or Type Name

CERTIFICATE OF INCORPORATION
OF
REPUBLIC SERVICES OF GEORGIA GP, INC.
* * * * *
     1. The name of the corporation is Republic Services of Georgia GP, Inc.
     2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
     3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General corporation Law of Delaware.
     4. The total number of shares of stock which the corporation shall have authority to issue is One Thousand (1,000) and the par value of each of such shares is Zero Dollars and Ten Cents ($0.10) amounting in the aggregate to One Hundred Dollars and No Cents ($100.00).
     5. The board of directors is authorized to make, alter or repeal the by-laws of the corporation. Election of directors need not be by written ballot.
     6. The name and mailing address of the sole incorporator is:
Laura Vitalo
Corporation Trust Center
1209 Orange Street
Wilmington, Delaware 19801
     7. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.
     8. The corporation shall indemnify its officers, directors, employees and agents to the extent permitted by the General Corporation. Law of Delaware.
     I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 16th day of November, 1999.

/s/ Laura Vitalo
Laura Vitalo,
Sole Incorporator